CROSSFIRST BANKSHARES CHIEF FINANCIAL OFFICER AND CHIEF INVESTMENT OFFICER PLANS TO RETIRE AFTER 15 YEARS

David O’Toole to stay on as CFO through transition to successor but remain the CIO through December 2022. He will also remain a member of the Board until his term ends in May 2022.

LEAWOOD KS., March 15, 2021 - CrossFirst Bankshares, Inc. (NASDAQ: CFB), a $6 Billion commercial bank based in Leawood, with eight offices in Missouri, Kansas, Oklahoma, and Texas announced today that David L. O’Toole, 70, Chief Financial Officer, Chief Investment Officer and a founding shareholder/board member, has announced his plan to retire from CrossFirst after nearly 15 years of service. Mr. O’Toole has served in his current roles for his entire time with the Company.
“Since the earliest days of CrossFirst, our clients and our company have benefited greatly from the wisdom, leadership and financial acumen of Dave in the roles of CFO and Chief Investment Officer,” said President & CEO of CrossFirst Bankshares, Inc., Mike Maddox. “Dave has been an instrumental part of our growth over the past 15 years.”
Mr. O’Toole will continue serving as CFO until the Company identifies a successor. Once a new Chief Financial Officer is identified, Mr. O’Toole will step down from this role and continue as Chief Investment Officer through the end of 2022. He will also remain a member of the Board of Directors for the remainder of his Board term that ends in May 2022.
"Helping CrossFirst grow to a $6 billion regional bank and become a NASDAQ listed public company has been an incredible professional experience for me. My business instincts have always been reasonably accurate, so it feels like this is the right time to step aside and let a new person assume the CFO duties,” said O’Toole. “As banking continues its rapid change, I will remain a resource for the management team in a limited role but am looking forward to some travel with my wife, Lisa, and quality time with friends and family."
Prior to helping found CrossFirst, Mr. O’Toole was a co-founder of a bank consulting and accounting firm that grew in national prominence and served more than 500 financial institutions. He was Managing Partner of the company for approximately ten years and led the firm’s M&A practice where he was involved with nearly 100 bank purchase or sale transactions.
Mr. O’Toole graduated from Fort Hays State University and is a former member of the Kansas City Chapter of the Association for Corporate Growth and The Executive Committee KC. He has served on numerous boards of directors of banks and private companies, including the Continental Airlines, Inc. travel agency advisory board. In addition to his board responsibilities at CrossFirst Bankshares and CrossFirst Bank, Mr. O’Toole serves on the board of The Ali Kemp Educational (T.A.K.E.) Foundation.

About CrossFirst Bank
CrossFirst Bank, headquartered in Leawood, Kansas, is a subsidiary of CrossFirst Bankshares, Inc. (Nasdaq: CFB), a Kansas corporation and a registered bank holding company. CrossFirst Bank has eight full-service banking offices primarily along the I-35 corridor in Kansas, Missouri, Oklahoma and Texas. For more information on CrossFirst Bank, visit www.crossfirstbank.com.

Media Contact	Investor Relations
Meggin Nilssen	Matt Needham
CrossFirst Bank	CrossFirst Bankshares, Inc.
816.895.4604	913.312.6822
meggin.nilssen@crossfirstbank.com	matt@crossfirst.com